Exhibit 10.1

STRATOS INTERNATIONAL, INC.

Management Retention Agreement

        This Management Retention Agreement (the “Agreement”) is entered into as of February 1, 2005 by and between Stratos International, Inc., a Delaware corporation (the “Company”) and Philip A. Harris (“Executive”). Certain capitalized terms used in this Agreement are defined in Section 4 below.

R E C I T A L S:

        The Company considers it in the best interests of the Company and its stockholders that its key management personnel (including Executive) be encouraged to remain with the Company and to continue to devote their efforts to the Company’s business. In connection with Executive’s agreement to serve as Chief Executive Officer and President of the Company, the Company has agreed to pay certain severance amounts to Executive, to the extent set forth in, and subject to the terms and conditions of, this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1.        Term. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

    2.        At-Will Employment. The Company and Executive acknowledge and agree that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and may be terminated by either party at any time, with or without cause or notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans or pursuant to other written agreements with the Company.

    3.        Severance Benefits.

    (a)        Right to Severance Benefits. If Executive’s employment is terminated: (i) involuntarily by the Company other than for Cause, (ii) voluntarily by Executive for Good Reason, (iii) voluntarily, for any reason, following the occurrence of a Change of Control, or (iv) in the event of Executive’s death or Disability, then Executive shall be entitled to receive a lump-sum cash payment, payable within ten (10) days after the termination of Executive’s employment, equal to one hundred percent (100%) of the Executive’s Annual Base Salary (if termination occurs on or after June 15, 2005) or two hundred percent (200%) of the Executive’s Annual Base Salary (if termination occurs on or after December 15, 2005).

    (b)        Voluntary Resignation; Termination For Cause. Except as provided in Section 3(a), if Executive’s employment terminates by reason of Executive’s voluntary resignation and is not for Good Reason, or if Executive is terminated for Cause, then Executive shall not be entitled to receive severance or other benefits except for those, if any, as may then be established under the Company’s then existing severance and benefits plans or pursuant to other written agreements with the Company.

    4.        Definitions. The following terms referred to in this Agreement shall have the following meanings:

    (a)        “Annual Base Salary” shall mean an amount equal to Executive’s then current annual base salary.

    (b)        “Cause” shall mean (i) an act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee and intended to result in personal enrichment of Executive, (ii) Executive being convicted of a felony, (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company, (iv) the willful and continued failure by Executive to substantially perform his duties with the Company after a demand for substantial performance is delivered to him by the Board of Directors of the Company which specifically identifies the basis for the Board’s belief that Executive has not substantially performed his duties. For the purposes of this paragraph, no act or failure to act on Executive’s part will be considered “willful” if Executive acted (or failed to act) in good faith or in the reasonable belief that his act or omission was in the best interests of the Company.

    (c)        “Change of Control” means the occurrence of any of the following events:

(i)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of Company securities representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)	The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iii)	The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Company’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least sixty percent (60%) of the total voting power represented by the Company’s voting securities or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv)	A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either: (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

    (d)        “Disability” shall mean that Executive has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

    (e)        “Good Reason” shall mean Executive voluntarily resigns after the occurrence of any of the following:

(i)	without Executive’s express written consent, a significant change in the nature or scope of Executive’s duties, title, authority or responsibilities, relative to Executive’s duties, title, authority or responsibilities as in effect immediately prior to such change;

(ii)	without Executive’s express written consent, a significant change, without good business reasons, of the facilities and perquisites (including office space and location) available to Executive immediately prior to such change;

(iii)	a reduction by the Company in Executive’s base salary as in effect immediately prior to such reduction;

(iv)	a material reduction by the Company in the aggregate level of employee benefits, including bonuses, to which Executive was entitled immediately prior to such reduction with the result that Executive’s aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees);

(v)	Executive’s relocation to a facility or a location more than thirty-five (35) miles from Executive’s then present location, without Executive’s express written consent;

(vi)	the Company’s failure to obtain the assumption of this agreement by any successors contemplated in Section 6(a) below; or

(vii)	any act or set of facts or circumstances which would, under Illinois case law or statute constitute a constructive termination of Executive.

    5.        Non-Solicitation. In consideration for the severance benefits Executive is to receive herein, if any, Executive agrees that he or she will not, at any time during the three (3) years following his termination date, directly or indirectly solicit any individuals to leave the Company’s (or any of its subsidiaries’) employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company (or any of its subsidiaries) and its current or prospective employees.

    6.        Successors.

    (a)        Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any such successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

    (b)        Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

    7.        Notices.

    (a)        General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

    (b)        Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

    8.        Miscellaneous Provisions.

    (a)        No Duty to Mitigate. Executive shall not be required to mitigate the value of any benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source.

    (b)        Amendment and Waiver. No provision of this Agreement shall be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by Executive and an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

    (c)        Entire Agreement. No agreements, representations or understandings, whether oral or written and whether express or implied, which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.

    (d)        Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

    (e)        Headings. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

    (f)        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

    (g)        Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois, without regard to any applicable conflicts of law principles.

        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

_________________________ Philip A. Harris	Stratos International, Inc. __________________________ By: David A. Slack Its: Chief Financial Officer